                                                                     Exhibit 3.1

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                           GRAND SLAM TREASURE, INC.

     We, the undersigned President and Secretary of Grand Slam Treasures, Inc. do hereby certify:

     That the board of directors and majority shareholders of said corporation have by written consent, adopted resolutions to amend and restate the Articles of Incorporation, and

     That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 30,907,929; that said amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon, and

     That the primary purpose of the amendments is to change the name of the corporation to Asconi Corporation; reverse split the common stock on a 1:100 basis; re-authorize 100,000,000 common shares and re-authorize the par value of $.001 per common share authorize 5,000,000 shares of preferred stock; $.001 par value and change the director.

     That the text of Articles of Incorporation as amended to date reads as herein set forth in full:

                                   ARTICLE I

                                     NAME
                                     ----

     The name of the corporation (hereinafter called "Corporation") is Asconi Corporation.

                                  ARTICLE II

                              PERIOD OF DURATION
                              ------------------

     The period of duration of the Corporation is perpetual.

                                 ARTICLE III

                             PURPOSES AND POWERS
                             -------------------

     The purpose for which this Corporation is organized is to engage in any and all lawful businesses.
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                                  ARTICLE IV

                                CAPITALIZATION
                                --------------

     The total number of shares of stock which the Corporation has the authority to issue following a 1:100 reverse split in ten million (1,000,000) shares of Common Stock having a par value of $.00001 per share. The Articles are hereby amended to re-authorize one-hundred million (100,000,000) shares of Common Stock having a par value of $.001 per share and 5,000,000 shares of Preferred Stock having a par value of $.001 per share.

                                   ARTICLE V

                         REGISTERED OFFICE AND AGENT
                         ---------------------------

     The name and address of the corporation's registered agent and address is The Corporation Trust Company of Nevada, 6100 Neil Road, No. 500, Reno, Nevada 89511.

                                  ARTICLE VI

                                   DIRECTORS
                                   ---------

     The Corporation shall be governed by a Board of Directors consisting of such number of directors as shall be fixed the Corporation's bylaws. The number of directors constituting the current board of directors of the corporation is one and the name and address of the director is as follows:

          Name                                    Address
          ----                                    -------

     Larry Eastland                         222 East State Street
                                            Eagle, ID 83616

     Robert Klosterman                      222 East State Street
                                            Eagle, ID 83616

                                  ARTICLE VII

                          DENIAL OF PREEMPTIVE RIGHTS
                          ---------------------------

     There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

                                 ARTICLE VIII

                      LIABILITY OF OFFICERS AND DIRECTORS
                      -----------------------------------
     A director or officer of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer unless the act or omission involves intentional misconduct, fraud, a knowing violation of law or the payment of an unlawful dividend in violation of NRS 78.300.

                                  ARTICLE IX

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS
                   -----------------------------------------

     The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares or stock or of which it was or may be a creditor, and their respective heirs, administrators, sucessors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

     DATED this 4/th/ day of April 2001.

                                             ASCONI CORPORATION
                                             formerly Grand Slam Treasures, Inc.


                                             /S/ Larry Eastland
                                             ------------------
                                             Larry Eastland
                                             President


Attest:


/S/ Robert Klosterman
---------------------
Robert Klosterman

STATE OF TEXAS            (S)
                          (S)
COUNTY OF HARRIS_________ (S)

     On April 4, 2001 personally appeared before me, a Notary Public, Larry Eastland, who acknowledged that he executed the above document in his capacity as President of Grand Slam Treasures, Inc. formerly Parks Americal Inc.

   [STAMP]                                             /s/ Andrea Walker
                                                      --------------------------
                                                      Notary Public

STATE OF TEXAS            (S)
                          (S)
COUNTY OF HARRIS          (S)

     On April 4, 2001 personally appeared before me, a Notary Public, Robert Klosterman, who acknowledged that he executed the above document in his capacity as Secretary of Grand Slam Treasures, Inc. formerly Parks Americal Inc.

   [STAMP]                                             /s/ Andrea Walker
                                                      --------------------------
                                                      Notary Public